Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated June 8, 2006

UBS AG Enhanced Appreciation Securities
Linked to the Nikkei-225 Index(R)

OFFERING ENHANCED RETURNS IN A MODERATE RETURN ENVIRONMENT

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INDICATIVE TERMS
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Issuer                  UBS AG
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Issue Price             $10 per Note
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Underlying Index        Nikkei-225 Index
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Term                    18 months
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Payment on              Investors will receive a cash payment at maturity that
Maturity Date           is based on the Index Return:

                        IF THE INDEX RETURN IS POSITIVE, THE INDEX RETURN WILL BE TRIPLED, SUBJECT TO A MAXIMUM GAIN ON THE NOTES OF BETWEEN 34% AND 38%, TO BE DETERMINED ON THE TRADE DATE.

                        IF THE INDEX RETURN IS NEGATIVE, INVESTORS ARE EXPOSED TO THE FULL DECLINE IN THE INDEX AND WILL LOSE SOME OR ALL OF THEIR PRINCIPAL AMOUNT.
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Index Return            Index Ending Level-Index Starting Level
                        ---------------------------------------
                                 Index Starting Level
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Index Starting Level    The closing level of the Index on the Trade Date
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Index Ending Level      The closing level of the Index on the Final
                        Valuation Date
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Trade Date*             June 26, 2006
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Settlement Date*        June 30, 2006
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Final Valuation         December 21, 2007
Date*
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Maturity Date*          December 28, 2007
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*Expected
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PRODUCT DESCRIPTION
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Enhanced Appreciation Securities ("EAS") linked to the Nikkei-225 Index perform best in a moderate-return environment. Provided that there is a positive Nikkei-225 Index return at maturity, EAS will provide the investor an opportunity to outperform the Index by a measure of 3 to 1, up to a pre-determined maximum gain. If the Index declines, the EAS return will be equal to the percentage decline in the Index.

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BENEFITS
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o    Strategically addresses moderate-return market environments

o 3x leverage feature provides enhanced participation in upside appreciation, while maintaining 1 to 1 downside exposure

o    Diversifies the equity portion of a portfolio through broad index exposure

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: 3x POSITIVE INDEX RETURN TO A 36% MAXIMUM GAIN; 1x NEGATIVE INDEX
RETURN

                              INDEX                                    NOTE
                              RETURN                                  RETURN
                            ---------   ---------------------------  ---------
                                20%                                     36%
                                10%      3x INDEX RETURN TO CAP >       30%
                                 5%                                     15%
                            ---------   ---------------------------  ---------
                            ---------   ---------------------------  ---------
                                 4%                                     12%
   [GRAPHIC OMITTED]             3%          3x INDEX RETURN    >        9%
                                 2%                                      6%
                                 1%                                      3%
                            ---------   ---------------------------  ---------
                            ---------   ---------------------------  ---------
                                 0%                                      0%
                            ---------   ---------------------------  ---------
                            ---------   ---------------------------  ---------
                                -5%                                     -5%
                               -10%        1x INDEX DOWNSIDE    >      -10%
                               -20%                                    -20%
                            ---------   ---------------------------  ---------

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated June 8, 2006.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated June 8, 2006

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INDEX DESCRIPTION
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THE NIKKEI-225 INDEX IS A PRICE-WEIGHTED AVERAGE OF 225 JAPANESE COMPANIES
LISTED IN THE FIRST SECTION OF THE TOKYO STOCK EXCHANGE. THE NIKKEI-225 INDEX IS REPORTED BY BLOOMBERG L.P UNDER TICKER SYMBOL "NKY."
--BLOOMBERG L.P.






HISTORICAL PERFORMANCE OF THE INDEX IS NOT INDICATIVE OF FUTURE RESULTS.

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HISTORICAL PERFORMANCE OF THE NIKKEI-225 INDEX
--------------------------------------------------------------------------------

The graph below illustrates the performance of the Index from 1/1/88 to 6/7/06 --BLOOMBERG L.P.

  [THE FOLLOWING DATA POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT.]

        22741.8
        22788.4
        24312.6
        25724.3
        26828.7
        27431.7
        27889.2
          27677
        27963.5
        27581.3
        27430.4
          28732
        29725.2
          31144
        32005.1
        31955.5
        33226.2
        33989.3
        33373.6
        33843.3
        34808.4
        34649.1
        35323.4
        36038.6
          38130
        37404.8
        36517.8
        32305.8
        29237.1
        31826.8
        32364.8
        32170.5
        26908.8
        23935.7
        23816.8
        23468.1
        23740.5
        23321.2
        25219.2
        26458.2
        26469.6
        25848.8
          24534
        23226.7
          22730
          23039
        24631.8
        23795.8
        22304.1
          21857
        21412.6
        20350.7
        17593.1
        18335.7
        16948.1
        16278.1
        15790.2
        18202.8
        17174.5
        16819.6
        17390.4
        16658.8
        17036.3
        18038.6
        19991.6
        20631.5
        20111.4
        19980.7
        20623.3
        20614.6
          20128
        17965.4
        17263.2
        18661.1
          19698
        20021.7
        19807.6
        20303.2
        21014.8
        20548.8
        20603.5
        19934.9
        19851.6
        19277.3
        19299.5
        18948.4
          18065
        16447.6
        16322.1
        16265.9
        15039.4
        16188.7
        17410.7
        18097.2
        17951.7
        18109.4
        19417.9
        20497.2
        20628.7
        20424.3
        21828.7
        21770.7
        22185.5
        21558.5
        20870.3
        20823.6
        21118.9
        21040.8
        20147.3
        18050.4
        18575.6
        18244.1
          18178
        20045.9
        20505.5
        20148.1
        19090.7
        18248.4
        17274.8
        16103.4
        15917.1
        15929.7
        16797.7
        16840.3
        15941.3
        15514.3
        15231.3
        16370.2
          15244
        14140.7
        13486.9
        14525.9
        14295.8
        13831.8
        14180.2
          15418
        16677.6
        16505.2
          17136
        17983.7
        17670.3
        17530.9
        17679.6
        18443.7
        18405.1
        18941.6
        19685.5
        19834.7
        19517.7
          17040
        16969.3
        16959.9
        16329.9
        16168.3
        15311.7
        14760.9
        14409.7
          13721
        13266.3
        12708.5
        13411.8
        13975.5
        12974.9
        12151.1
        11576.2
        9996.83
        10438.9
        10511.2
        10496.2
        10300.8
        9981.65
        11448.8
        11384.5
        11709.6
        10965.9
        10352.3
         9751.2
        9354.01
         8792.5
        8700.33
        8692.94
        8570.73
        8538.47
        8169.75
        7909.39
        8132.36
        8895.71
         9676.3
        9884.59
        10649.9
        10717.1
        10205.3
          10296
        10892.8
        10631.9
        11441.1
        11960.8
        11037.5
        11527.7
        11388.6
        10989.3
        11079.4
        11012.9
          10973
        11061.3
        11394.8
        11545.3
        11809.4
        11395.6
        11082.4
        11402.8
        11716.9
          12205
        12979.4
        13392.8
          14368
        15650.8
        16085.5
        16187.6
        16311.5
          17233
        16322.2
          15096


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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You believe that the Index will appreciate over the term of the Notes and that such appreciation is unlikely to exceed between 34% and 38% (to be determined on the trade date), the maximum gain on the Notes at maturity.

o    You are willing to hold the Notes to maturity

o You are willing to make an investment that is exposed to the full downside performance risk of the Index

o You seek an investment with a return linked to the performance of the Index

o    You do not seek current income from this investment

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o    You seek current income from your investment.

o You seek an investment that is exposed to the full upside performance of the Index or you are unwilling to make an investment that is exposed to the full downside performance risk of the Index.

o You believe that the Index is not likely to appreciate over the term of the Notes, or you believe that the Index will appreciate over the term of the Notes and that such appreciation will be in an amount greater than between 34% and 38% (to be determined on the trade date), the maximum gain on the Notes at maturity.

o    You seek an investment for which there will be an active secondary market.

o    You are unable or unwilling to hold the Notes to maturity

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

KEY RISKS:

o You may lose some or all of your principal--the notes are fully exposed to any decline in the level of the Index (as measured by the Index Return)

o You can only earn the maximum gain on the notes if you hold your notes to maturity

o Your appreciation potential is limited by the maximum gain on the notes at maturity

o    You will not receive any interest or dividend payments

o The notes will not be listed, and there will not be an active secondary trading market

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATED TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING PROPERTY OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE 1-800-413-9657.